Exhibit 3.22

CERTIFICATE OF INCORPORATION

OF

ALLSTATE POOL SUPPLIES, INC.

FIRST: The name of the corporation is Allstate Pool Supplies, Inc. (the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is located at 1201 Market Street, Suite 1700, County of New Castle, Wilmington, Delaware 19801. The registered agent of the Corporation at such address is Delaware Incorporators & Registration Service, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The Corporation shall have authority to issue Three Thousand (3,000) shares of common stock, having a par value of One Dollar ($1.00) per share.

FIFTH: The corporation shall indemnify directors and officers of the corporation to the fullest extent permitted by law.

SIXTH: The directors of the Corporation shall incur no personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that the directors of the Corporation shall continue to be subject to liability (i) for any breach of their duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the directors derived an improper personal benefit. In discharging the duties of their respective positions, the board of directors, committees of the board, individual directors and individual officers may, in considering the best interest of the Corporation, consider the effects of any action upon employees, suppliers and customers of the Corporation, communities in which offices or other establishments of the Corporation are located, and all other pertinent factors. In addition, the personal liability of directors shall further be limited or eliminated to the fullest extent permitted by any future amendments to Delaware law.

SEVENTH: The business and affairs of the Corporation shall be managed by of under the direction of the board of directors, the number of members of which shall be set forth in the bylaws of the Corporation. The directors need not be elected by written ballot unless required by the bylaws of the Corporation.

EIGHTH: Meetings of the stockholders may be held with or without the State of Delaware. The books of the Corporation shall be kept (subject to the provisions contained in the General Corporation Law of the State of Delaware) at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

NINTH: In furtherance and not in limitation of the objects, purposes and powers prescribed herein and conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, alter or amend the bylaws.

TENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation is the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights herein confined are granted subject to this reservation.

ELEVENTH: The name and mailing address of the incorporator is Delaware Incorporators & Registration Service, Inc, 1201 Market Street, Suite 1700, Wilmington, County of New Castle, Delaware 19801.

THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware does make, file and record this Certificate of Incorporation this 9th day of January, 2001.

DELAWARE INCORPORATORS & REGISTRATION SERVICE, INC.

By:	/s/ Jeffrey K. Simpson
Jeffrey K. Simpson
Vice President

CERTIFICATE OF MERGER

OF

ALLSTATE POOL BUSINESS, L.P.,

a Delaware limited partnership

AND

ALLSTATE POOL SUPPLIES, INC.

a Delaware corporation

Pursuant to Section 263(c) of the General Corporation Law of the State of Delaware and Section 17-211(c) of the Delaware Revised Uniform Limited Partnership Act

Allstate Pool Supplies, Inc., a Delaware corporation, hereby certifies that:

1. The constituent entities of the merger affected hereby (the “Merger”) are Allstate Pool Supplies, Inc., a Delaware corporation (“APS”), and Allstate Pool Business, L.P., a Delaware limited partnership (“APB LP”).

2. A Plan and Agreement of Merger (the “Agreement”) has been approved, adopted, certified, executed and acknowledged by APS in accordance with the provisions of Section 263 of the General Corporation Law of the State of Delaware (the “GCL”) and by APB LP in accordance with Section l7-211 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) .

3. The surviving company of the Merger shall be APS, whose name will be changed in the Merger as provided in Paragraph 4 of this Certificate of Merger.

4. Article First of the Certificate of Incorporation of APS shall be amended to read as follows:

FIRST. The name Insurance Holdings of the

corporation is Hughes Inc. (the “Corporation”).

5. The executed Agreement is on file at the registered office of APS, which is located at Suite 1410, 1007 Orange Street, Nemours Building, Wilmington, New Castle County, Delaware 19801, A copy of the Agreement will be furnished by APS, on request and without cost, to any stockholder or partner of the constituent entities.

6. This Certificate of Merger shall be effective as of the time of filing on January 27, 2004.

A&M Pool Supplies, Inc. has caused this Certificate of Merger to be executed, witnessed, and sealed, as of the 27th day of January, 2004.

ALLSTATE POOL SUPPLIES, INC., a Delaware corporation

By:	/s/ Gordon W. Stewart
Gordon W. Stewart
President

2